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Exhibit 99.1

        News Release

Media Contact:
Al Butkus—	(816) 467-3616
Media Relations—	(816) 467-3000
Investor Contact:
Neala Clark—	(816) 467-3562

AQUILA FOURTH QUARTER AND YEAR-END NET LOSS DRIVEN BY IMPAIRMENT AND RESTRUCTURING CHARGES AS COMPANY REPOSITIONS BUSINESS

Today's Conference Call and Webcast Set for 9:00 a.m. Eastern Time

        KANSAS CITY, MO, April 15, 2003—Aquila, Inc. (NYSE: ILA) today reported a fully diluted loss of $5.22 per share for the fourth quarter of 2002, or a net loss of $977.9 million on sales of $411.3 million for the quarter. The loss in the fourth quarter is primarily due to impairment charges, losses within discontinued operations, and margin losses on winding down Aquila's merchant trading portfolio. Significant charges had been expected as the company continued its efforts to exit its wholesale commodity positions, sell additional assets and restructure its balance sheet.

        The company reported a fully diluted loss of $12.83 per share for full year 2002, or a net loss of $2.1 billion on sales of $2.4 billion for the year. Restructuring charges, impairment charges and net losses on sales of assets, losses within discontinued operations, and margin losses incurred during the wind-down of Aquila's merchant trading portfolio contributed the majority of the 2002 net loss.

        Most of these charges are related to the execution of Aquila's ongoing plan to refocus on its core utility operations. During the year, Aquila reorganized its U.S. utility operations by state to improve efficiency and better align cost structures and services with specific state requirements.

        "During the second half of 2002, we began our transition from being a major player in the energy trading sector to concentrating on being a service-oriented operator of electric and natural gas utilities located principally in the United States," said Richard C. Green, Jr., Aquila's chairman and chief executive officer. "We knew that we had a number of serious situations to address, and the necessary action steps we have taken are clearly reflected in the 2002 results.

        "We will continue following our restructuring plan throughout 2003," Green said. "Our underlying utility operations are valuable assets and we will stay focused on maximizing the potential of that business."

Restructuring Charges

        Aquila recorded restructuring charges of $22.4 million for the fourth quarter and $210.2 million for the year ended December 31, 2002, as described in the table below. The fourth quarter restructuring charges consisted primarily of a loss on the termination of certain aggregator loans to substantially complete Aquila's exit from that business; losses on the exit from certain unfavorable interest rate swaps resulting from the early repayment of debt due to the restructuring of the business; and additional severance and retention payments to employees.

In millions	3 Months Ended December 31, 2002	Year Ended December 31, 2002
Domestic Networks:
Severance costs	$1.4	$16.2
Disposition of corporate aircraft	—	5.1

Total Domestic Networks	1.4	21.3

Capacity Services:
Interest rate swap reductions	6.2	6.2

Total Capacity Services	6.2	6.2

Wholesale Services:
Severance costs	1.5	30.6
Retention payments	1.6	30.5
Lease agreements	1.9	38.5
Writedown of leasehold improvements and equipment	—	58.8
Loss on termination of aggregator loan program	9.0	9.0
Disposition of corporate aircraft	—	2.0
Other	—	4.4

Total Wholesale Services	14.0	173.8

Corporate and Other severance costs	.8	8.9

Total restructuring charges	$22.4	$210.2

Impairment Charges and Net Loss on Sale of Assets

        Aquila recorded several significant impairment charges in the fourth quarter of 2002 as a result of the change in strategic focus. A decision was made in the fourth quarter to halt the build-out of Everest Connections' network to allow that business to become self-funding, a goal it has since achieved. As a result of this change, a reassessment of the realizability of the investments in communications network assets and recorded goodwill was completed, resulting in an impairment charge of $204.5 million. In addition, due to the limitations on liquidity, a change in strategic direction regarding international investments, the progress on sale transactions regarding these investments, and impairment charges that were being taken at the underlying business, impairment charges of

$247.5 million and $127.2 million were recorded against the United Kingdom and Australian investments, respectively. The impairment charges and net loss on sale of assets are listed below:

		Year Ended December 31,
In millions	3 Months Ended December 31, 2002
		2002	2001
Domestic Networks:
Investment in Quanta Services	$(2.0)	$696.1	$—
Everest Connections and other communications investments	204.5	227.6	16.5
Enron exposure	—	—	31.8
Gas distribution system	9.0	9.0	—

Total Domestic Networks	211.5	932.7	48.3

International Networks:
Midlands Electricity	247.5	247.5	—
Multinet and AlintaGas	127.2	127.2	11.5
Other	6.4	3.4	—

Total International Networks	381.1	378.1	11.5

Capacity Services:
Turbines	42.1	42.1	—
Exit from Lodi gas storage investment	—	21.9	—
Termination of Cogentrix acquisition	—	12.2	—
Capacity Services goodwill	7.9	7.9	—
Other	4.8	6.2	—

Total Capacity Services	54.8	90.3	—

Wholesale Services:
Wholesale Services goodwill	—	178.6	—
Enron exposure	—	—	35.0
Other	2.2	3.5	—

Total Wholesale Services	2.2	182.1	35.0

Total impairment charges and net loss on sale of assets	$649.6	$1,583.2	$94.8

        During 2002, Aquila completed a number of asset sales as part of its previously announced program to enhance its liquidity and dispose of non-core assets. Asset sales through December 31, 2002 were as follows:

In millions	Gross Proceeds
Natural gas gathering and pipeline assets	$262.9
Lockport power project	37.5
New Zealand networks	489.1
United Kingdom gas storage facility	36.9
Investment in Quanta Services	48.5
Texas gas storage facility	160.4
Merchant loan portfolio	258.5
Other assets	55.7

Total	$1,349.5

Discontinued Operations

        In connection with the sales of its natural gas storage facilities, gas gathering and pipeline assets, merchant loan portfolio and coal handling facility, Aquila reported the results of these businesses as discontinued operations in its consolidated income statements for the three years ended December 31, 2002. Included in the 2002 loss from discontinued operations were net pretax losses on sales of assets of $184.0 million related to the merchant loan portfolio that was recorded in the fourth quarter of 2002 and a $240.3 million loss related to the gas gathering and pipeline assets that was recorded in the third quarter.

Liquidity

        Aquila experienced significant net losses and negative cash flows from operations in 2002. It also experienced a number of credit downgrades and currently is rated non-investment grade. This caused the company to post a substantial amount of cash or letters of credit as collateral on a number of contractual agreements. As a result of the 2002 losses, Aquila was in violation of an interest coverage ratio covenant and a covenant that requires maintaining a specified debt to capitalization ratio.

        On April 11, 2003, Aquila closed on a new financing agreement that replaces its short-term credit facilities. The package consists of two secured loan facilities—a one-year $200 million loan to UtiliCorp Australia, Inc. and a $430 million three-year term loan to Aquila. The initial amount drawn under the one-year loan will be $100 million, and the company will have an option to draw another $100 million within 30 days. The one-year loan is non-recourse to Aquila, Inc.

        Proceeds from the financings will be used to retire debt and thereby eliminate the covenant violations stated above. The new financings are expected to provide sufficient liquidity to cover the company's operational needs through June 2004. Aquila's next significant need for outside capital relates to senior debt that matures in 2004. The company anticipates retiring those notes through additional asset sales.

Restatement of 2000 and 2001 Cash Flow Statements

        Aquila's consolidated statements of cash flows included in its Form 10-K filed today have been restated for the years ended December 31, 2001 and 2000. These changes had no impact on earnings or losses.

        Between 1997 and 2000, Aquila was paid in advance on certain long-term contracts that were treated as operating activities for cash flow purposes. As a result of developments in industry accounting and guidance in 2002, these cash flows are now required to be shown as financing activities. As a result, cash flow from operating activities increased in 2001 by $82.2 million and decreased in 2000 by $396.1 million. Cash flows from financing activities were changed by corresponding amounts.

        The restatement also includes a reclassification of the $110.8 million of proceeds on the sale of shares of Aquila's merchant subsidiary in 2001 from cash flows from operating activities to cash flows from investing activities as previously reported on its Form 10-K/A filed in August 2002.

        The net effect of the changes discussed above is shown in the following table:

	For the Year Ended December 31,
	2001		2000
In millions	As Previously Reported	As Restated	As Previously Reported	As Restated
Cash provided from operating activities	$223.7	$195.1	$789.9	$393.8
Cash used for investing activities	(886.5)	(775.7)	(1,729.4)	(1,729.4)
Cash provided from financing activities	533.1	450.9	1,107.2	1,503.3

Net increase (decrease) in cash and cash equivalents	$(129.7)	$(129.7)	$167.7	$167.7

Domestic Networks

        Domestic Networks reported a loss before interest and taxes of $829.6 million for 2002 compared to earnings before interest and taxes (EBIT) of $117.9 million for 2001. As noted above, this decrease was primarily the result of $932.7 million of impairment charges and net losses on sales of telecommunications assets and investments as well as $21.3 million of restructuring charges resulting from the realignment of Aquila's domestic utility businesses.

        Results for the business unit were also impacted by a $30.1 million decrease in off-system power sales, the sale of the company's Missouri pipeline business in January 2002, and lower earnings and a reduced ownership stake in Quanta Services. These were partially offset by a reduction of costs associated with Everest Connections in 2002.

International Networks

        International Networks reported a loss before interest and taxes of $70.1 million for 2002 compared to EBIT of $125.4 million in 2001. This loss also was primarily the result of $378.1 million of impairment charges in 2002. These charges were partially offset by a $130.5 million pretax gain on the sale of Aquila's New Zealand investment.

        Additionally, the above losses were partially offset by stronger equity in earnings of investments as they increased by $50.5 million in 2002. This increase was driven by the acquisition of Midlands Electricity in May 2002 and the change in accounting for goodwill.

Capacity Services

        Capacity Services reported a loss before interest and taxes of $105.0 million for 2002 compared to EBIT of $88.4 million for 2001. This loss resulted primarily from $90.3 million of impairment charges and net losses on sales of assets and $6.2 million of restructuring charges.

        Gross profit in this unit decreased $104.1 million primarily due to decreases in electricity prices, lack of pricing volatility which reduced opportunities to take significant price positions, and increased fixed capacity payments as new plants became operational or were online for a full year. Additionally, contract terminations due to counterparty creditworthiness generated losses of $10 million in 2002.

Wholesale Services

        Wholesale Services reported a loss before interest and taxes of $566.0 million in 2002 compared to EBIT of $224.9 million in 2001. This loss included impairment charges of $182.1 million, and restructuring charges of $173.8 million.

        In addition, the lack of price trends and lower volatility, the record earnings in 2001 and the exit from the wholesale trading business led to a decrease in gross profit for Wholesale Services operations of $726.3 million in 2002 compared to 2001.

        The unit incurred $115.8 million in losses in 2002 as a result of actions to balance counter party positions, reduce open positions and terminate existing contracts. Also impacting results were unfavorable movements in credit, liquidity and interest reserves, unfavorable movements in trading positions that were not fully hedged, and unfavorable adjustments related to final settlements. These 2002 losses are in comparison to record earnings in 2001.

Income Tax Expense (Benefit)

        Income taxes decreased $316.2 million in 2002 compared to 2001, primarily as a result of the loss before income taxes in 2002 compared to record earnings in 2001. However, the 2002 expected income tax benefit was significantly reduced as a result of valuation allowances provided against capital loss carryforwards, non-deductible goodwill and additional deferred taxes related to our international investments.

Conference Call, Webcast and Additional Information

        Aquila will host a conference call and webcast today at 9:00 a.m. Eastern Time in which senior executives will review 2002 fourth quarter and full-year results. Participants will be Chief Executive Officer Rick Green, Chief Operating Officer Keith Stamm and Interim Chief Financial Officer Rick Dobson.

        To access the live webcast via the Internet, go to Aquila's website at www.aquila.com and click on the link to the webcast. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, replays will be available for two weeks, beginning approximately two hours after the presentation. Web users can use the same access method outlined above. Replay will also be available by telephone through April 22 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers must enter the access code 534824 when prompted.

        Additional supplemental information, including income statements by business segment, consolidated cash flow statement, consolidated balance sheet and statistical information, is available at www.aquila.com. Click on "Investors" near the top of the screen, then "Financial Performance" at left.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving customers in seven states and in Canada, the United Kingdom and Australia. The company also owns and operates power generation assets. At December 31, 2002, Aquila had total assets of $9.3 billion. More information is available at www.aquila.com.

"EBIT"

        Aquila uses the term earnings before taxes and interest ("EBIT") as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity or other performance measures used under generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

AQUILA, INC.

Consolidated Statements of Income

	3 Mos. Ended Dec. 31		Year Ended Dec. 31
In millions, except per share amounts
	2002	2001	2002	2001
Sales	$411.3	$732.6	$2,377.1	$3,711.0
Cost of sales	347.6	380.7	1,543.4	2,022.9

Gross profit	63.7	351.9	833.7	1,688.1

Operating expenses	173.1	203.1	756.6	942.6
Restructuring charges	22.4	—	210.2	—
Impairment charges and net loss on asset sales	649.6	94.8	1,583.2	94.8
Depreciation and amortization expense	52.9	56.8	214.3	240.9

Total operating expenses	898.0	354.7	2,764.3	1,278.3
Equity in earnings of investments	38.4	18.9	166.9	119.3
Minority interest	1.3	.1	7.8	(20.1)
Other income (expense)	7.1	(1.8)	17.0	23.0
Gain on sale of subsidiary stock	130.5	—	130.5	110.8

Earnings (loss) before interest and taxes	(657.0)	14.4	(1,608.4)	642.8

Total interest expense	72.8	46.6	249.5	216.4
Income tax expense (benefit)	37.7	(11.1)	(135.1)	181.1

Earnings (loss) from continuing operations	(767.5)	(21.1)	(1,722.8)	245.3
Earnings (loss) from discontinued operations, net of tax	(187.7)	14.9	(329.6)	34.1
Cumulative effect of accounting change	(22.7)	—	(22.7)	—

Net income (loss)	$(977.9)	$(6.2)	$(2,075.1)	$279.4

Weighted average shares outstanding—diluted *	187.4	115.7	161.7	115.7

Earnings (loss) per share from continuing operations—diluted	$(4.10)	$(.18)	$(10.65)	$2.12

Earnings (loss) per share from discontinued operations—diluted	(1.00)	.13	(2.04)	.30
Cumulative effect of accounting change—diluted	(.12)	—	(.14)	—

Net income (loss) per share—diluted	$(5.22)	$(.05)	$(12.83)	$2.42

*
Average shares outstanding increased for the 2002 periods due to the issuance of 12.6 million common shares in the January 2002 exchange offer for Aquila Merchant Services, the issuance of another 12.5 million shares in January 2002 and 37.5 million shares in July 2002 through public offerings and the issuance of 11.7 million shares in November on the conversion of premium equity participating securities.

AQUILA, INC.

Earnings Before Interest and Taxes (EBIT)

	3 Months Ended December 31,
In millions			Favorable (Unfavorable)
	2002	2001
Global Networks:
Domestic Networks:
Utilities	$21.4	$12.3	$9.1
Quanta Services	1.2	2.4	(1.2)
Communications	(212.0)	(28.6)	(183.4)

Total Domestic Networks	(189.4)	(13.9)	(175.5)
International Networks	(209.1)	8.1	(217.2)

Total Global Networks	(398.5)	(5.8)	(392.7)
Merchant Services:
Capacity Services	(86.6)	14.2	(100.8)
Wholesale Services	(160.2)	4.2	(164.4)
Minority interest	—	(2.5)	2.5

Total Merchant Services	(246.8)	15.9	(262.7)
Corporate and Other	(11.7)	4.3	(16.0)

Total EBIT	$(657.0)	$14.4	$(671.4)

	Year Ended December 31,
In millions			Favorable (Unfavorable)
	2002	2001
Global Networks:
Domestic Networks:
Utilities	$125.8	$150.8	$(25.0)
Quanta Services	(699.3)	21.4	(720.7)
Communications	(256.1)	(54.3)	(201.8)

Total Domestic Networks	(829.6)	117.9	(947.5)
International Networks	(70.1)	125.4	(195.5)

Total Global Networks	(899.7)	243.3	(1,143.0)
Merchant Services:
Capacity Services	(105.0)	88.4	(193.4)
Wholesale Services	(566.0)	224.9	(790.9)
Minority interest	—	(26.4)	26.4

Total Merchant Services	(671.0)	286.9	(957.9)
Corporate and Other	(37.7)	112.6	(150.3)

Total EBIT	$(1,608.4)	$642.8	$(2,251.2)

AQUILA, INC.

Consolidated Balance Sheets

	December 31,
In millions
	2002	2001
ASSETS
Cash and cash equivalents	$441.7	$262.9
Restricted cash	493.9	—
Accounts receivable, net	1,672.8	2,926.8
Price risk management assets	545.2	824.5
Other current assets	920.6	791.0

Total current assets	4,074.2	4,805.2

Property, plant and equipment, net	3,180.6	2,901.9
Investments in unconsolidated subsidiaries	914.9	2,045.6
Price risk management assets	491.6	435.2
Other assets	578.4	720.0
Non-current assets of discontinued operations	19.5	1,058.6

Total Assets	$9,259.2	$11,966.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$530.7	$679.1
Short-term debt	301.0	548.6
Accounts payable	1,616.6	3,156.2
Price risk management liabilities	469.5	493.5
Other current liabilities	679.1	807.6

Total current liabilities	3,596.9	5,685.0

Long-term debt, net	2,398.0	1,747.9
Deferred income taxes and credits	423.0	347.8
Price risk management liabilities	282.8	175.4
Long-term gas contracts	671.2	752.7
Other liabilities	279.4	456.1
Company-obligated preferred securities	—	250.0
Common shareholders' equity	1,607.9	2,551.6

Total Liabilities and Shareholders' Equity	$9,259.2	$11,966.5

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  Exhibit 99.1